                                                                 Exhibit (g)(15)

                                LETTER AGREEMENT

April 19, 2010

State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

To Whom It May Concern:

As you are aware, Janus Investment Fund (the "Trust") intends to transfer custody of Janus Money Market Fund and Janus Government Money Market Fund, both series of the Trust, from Citibank, N.A. to State Street Bank and Trust Company ("State Street"), effective on or about April 23, 2010. Pursuant to the existing Amended and Restated Custodian Contract between the Trust and State Street, the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By: /s/ Stephanie Grauerholz-Lofton
    ----------------------------------
    Stephanie Grauerholz-Lofton,
    Vice President and Secretary


STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph C. Antonellis
    ----------------------------------
    Joseph C. Antonellis
    Vice Chairman

Agreed to this 23rd day of April 2010

cc: Rick Noyes